Exhibit 10.7

FEDERAL SAVINGS BANK

DEFERRED DIRECTORS FEE PLAN

This Deferred Directors Fee Plan (the “Plan”) is adopted by the Board of Directors of Federal Bank (the “Bank”), effective as of April 1, 2016 (the “Effective Date”). The Plan is intended to allow members of the board of directors (“Directors”) of the Bank to defer the receipt of fees that otherwise would be paid to them. The Plan is intended to satisfy Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulatory or other guidance issued thereunder.

W I T N E S S E T H :

WHEREAS, the Bank recognizes the valuable services heretofore performed for it by its Directors and wishes to encourage their continued service; and

WHEREAS, the Bank values the efforts, abilities and accomplishments of the Directors and recognizes that the Directors’ services substantially contribute to its continued growth and success in the future; and

WHEREAS, the Bank and the Directors intend this Plan to be considered an unfunded arrangement for tax purposes; and

WHEREAS, the Bank has adopted this Plan which controls all issues relating to the deferred compensation benefits as described in this Plan.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree to the following terms and conditions:

ARTICLE I

DEFINITIONS

For the purposes of this Plan, the following terms have the meanings indicated, unless the context clearly indicates otherwise:

1.1    Bank. “Bank” means Federal Savings Bank or any successor to the business thereof, and any affiliated or subsidiary corporations designated by the Board of Directors.

1.2    Beneficiary. “Beneficiary” means the person or persons (and, if applicable, their heirs) designated as a beneficiary to whom the deceased Director’s benefits are payable. If no Beneficiary is so designated, then the Director’s Spouse, if living, will be deemed the Beneficiary. If the Director’s Spouse is not living at the time of the Director’s death or dies prior to payment of the survivor’s benefit, then the Children of the Director will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living Children, then the Director’s estate will be deemed the Beneficiary. For this purpose, the term “Children” means the Director’s children, or the issue of any deceased Children, then living at the time payments are due the Children under this Plan. The term “Children” shall include both natural and adopted children, as well as stepchildren. Also, for this purpose, the term “Spouse” means the individual to whom the Director is legally married at the time of the Director’s death, provided, however, that the term “Spouse” shall not refer to an individual to whom the Director is legally married at the time of death if the Director and the individual have entered into a formal separation agreement (provided that the separation agreement does not provide otherwise or state that the individual is entitled to a portion of the benefits hereunder) or initiated divorce proceedings.

1.3    Board of Directors. “Board of Directors” means the Board of Directors of the Bank.

1.4    Change in Control. A “Change in Control” shall mean any of the following events: (i) a change in the ownership of the Bank; (ii) a change in the effective control of the Bank; or (iii) a change in the ownership of a substantial portion of the assets of the Bank, as described below:

(a)

A change in ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank.

(b)

A change in the effective control of the Bank occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vi)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank possessing 30% or more of the total voting power of the stock of the Bank, or (B) a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election, provided that this subsection is inapplicable where a majority shareholder of the corporation is another corporation.

(c)

A change in the ownership of a substantial portion of the Bank’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Bank. For purposes of this Agreement, “gross fair market value” means the value of the assets of the Bank, or the value of the assets being disposed of, without regard to any liabilities associated with such assets.

(d)

Notwithstanding anything herein to the contrary, the reorganization of the Bank as the wholly-owned subsidiary of a holding company in a standard conversion or mutual holding company reorganization shall not be deemed to be a Change in Control. Further, in the event of the reorganization of the Bank as a wholly-owned subsidiary of a stock holding company in a standard conversion or as a wholly-owned or majority owned subsidiary in a mutual holding company reorganization, then this Section 1.8 shall apply equally to a Change in Control of the Bank or the holding company of the Bank (or to a change in control of the mutual holding company in the event the Bank is owned by a mid-tier holding company) that is the majority-owned or wholly owned subsidiary of the mutual holding company

(e)

For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulations section 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

1.5    Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

1.6    Director. “Director” means a member of the Board of Directors who is not also an employee of the Bank.

1.7    Plan. “Plan” means this Federal Savings Bank Deferred Directors Fee Plan.

1.8    Plan Year. The first Plan Year shall be the period from the Effective Date until December 31, 2016. Thereafter, the “Plan Year” means the period from January 1 to December 31.

1.9    Separation from Service. “Separation from Service” means, consistent with Section 409A(2)(a)(i) of the Code, the Director’s death, retirement, or termination of service from the Board of Directors of the Bank following a failure to be reappointed or reelected to the Board of Directors. For these purposes, a Director shall not be deemed to have a Separation from Service until the Director no longer serves on the Board of Directors of the Bank or any member of a controlled group of corporations with the Bank within the meaning of Treasury Regulation §1.409A-1(a)(3). A Director will not be deemed to have a Separation from Service if the Bank anticipates the Director becoming an employee of the Bank.

ARTICLE II

PARTICIPATION AND DEFERRAL COMMITMENTS

2.1    Eligibility. Eligibility to participate in the Plan shall be limited to non-employee members of the Board of Directors of the Bank.

2.2    Participation. Each participating Director of the Bank shall have the right to elect to defer the receipt of all or any part of the compensation to which such Director would otherwise be entitled as director’s fees or committee fees, with the deferred compensation to be payable at the time or times and in the manner herein stated. Each new Director electing to defer the receipt of compensation shall execute and deliver to the Bank an “Initial Deferral Election Form with Distribution Options,” in the form attached hereto as Exhibit A and incorporated herein by reference. The election shall be applicable only to compensation earned for services rendered after the date of the election. A Director’s participation in the Plan shall commence as of the date specified in the Initial Deferral Election Form. With respect to the first Plan Year or with respect to a Director who first becomes eligible to participate in the Plan during a Plan Year, the Director’s initial deferral election must be made within 30 days of the Effective Date (for the first Plan Year) or the Director’s initial eligibility date.

2.3    Changes in Participation. An election to defer compensation shall continue in effect until revoked, provided however, that every election to defer compensation shall be irrevocable as to compensation earned for services performed prior to the date of the revocation. Partial or complete revocation as to unearned compensation shall be made in writing in the form of Notice of Adjustment of Deferral attached hereto as Exhibit B to be furnished by the Bank and signed by the Director and shall be effective upon the January 1st of the year stated therein providing the form is executed and delivered to the Bank by December 15th of the previous calendar year.

2.4    Determination of Earnings. Interest on compensation deferred hereunder shall be credited and compounded monthly at a rate equivalent to the yield for the 7-year Treasury (CMT) for the last day of the month as published by the US Department of the Treasury (Daily Treasury Yield Curve Rates).

ARTICLE III

PLAN BENEFITS

3.1    Plan Benefit. No compensation so deferred shall be payable to a Director until the Director’s specified age, death or Separation from Service, whereupon all such deferred compensation, together with interest thereon as hereinafter provided, shall be payable to the Director or his/her Beneficiary in a single cash lump-sum payment, commencing within thirty (30) days from the Director’s date of a Separation from Service or a specified age. Notwithstanding the foregoing, the Director may designate an optional installment payment method in the Initial Deferral Election Form with Distribution Options (Exhibit A), as applicable, as herein provided in which event the first the installment shall be paid commencing within thirty (30) days of the date of the event that triggered the distribution and shall be payable in approximately equal annual installments over a period of either five (5) or ten (10) years, as elected by the Director.

3.2    Death Benefit. In the event of a Director’s death, the Director’s deferred compensation or remaining deferred compensation (in the event distributions have already begun) shall be distributed to the Director’s Beneficiary, in a single lump sum within thirty (30) days of the Director’s death.

3.3    Change in Control. If a Change in Control occurs followed by a Director’s Separation from Service within two (2) years of the Change in Control, the Director may elect on the Initial Deferral Election Form with Distribution Options that his benefits will be paid in a lump sum (regardless of the election made with respect to a Separation from Service).

ARTICLE IV

AMENDMENT AND TERMINATION OF THE PLAN

4.1    Amendment and Termination of the Plan.

(a)    Partial Termination. Notwithstanding anything herein contained to the contrary, the Bank reserves the exclusive right to freeze or to amend the Plan at any time with respect to compensation to be earned in the future, provided that no amendment to the Plan shall be effective to decrease or restrict the amount accrued to the date of the amendment.

(b)    Complete Termination. Subject to the requirements of Section 409A of the Code, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out to each Director his benefit as if the Director had terminated service as of the effective date of the complete termination. The complete termination of the Plan shall occur only under the following circumstances and conditions:

(i)

The Board of Directors may terminate the Plan within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Director’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(ii)

The Board of Directors may terminate the Plan by Board of Directors action taken within the 30 days preceding a Change in Control (but not following a Change in Control – this is optional; the board could terminate the Plan for up to 12 months following the Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Directors and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.

(iii)

The Board of Directors may terminate the Plan at any time provided that (i) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Director covered by this Plan was also covered by any of those other arrangements are also terminated; (ii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iii) all payments are made within 24 months of the termination of the arrangements; and (iv) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Director participated in both arrangements, at any time within three years following the date of termination of the arrangement.

ARTICLE V

BENEFICIARY

Each Director may designate one or more Beneficiaries in the Beneficiary Designation Form attached hereto as Exhibit C to receive all sums due to such Director upon his/her death. The Beneficiary designation may be revoked or amended by the Director, from time to time, by delivering to the Bank a new Beneficiary Designation Form.

ARTICLE VI

ACT PROVISIONS

6.1    Named Fiduciary and Administrator. The Bank shall be the Named Fiduciary and Administrator (the “Administrator”) of this Plan. As Administrator, the Bank shall be responsible for the management, control and administration of the Plan as established herein. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals. The Administrator shall have the authority to interpret and enforce all appropriate rules and regulations for administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan.

6.2    Claims Procedure and Arbitration. In the event that benefits under this Plan are not paid to the Director (or to his Beneficiary in the case of the Director’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Administrator shall review the written claim and, if the claim is denied, in whole or in part, they shall provide in writing, within ninety (90) days of receipt of such claim, their specific reasons for such denial, reference to the provisions of this Plan or the other applicable forms upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by the Administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Plan, the other applicable forms or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan or the other applicable forms upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Plan and the other applicable forms or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

ARTICLE VII

MISCELLANEOUS

7.1    No Effect on Directorship Rights. Nothing contained herein will confer upon the Director the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with the Director without regard to the existence of the Plan.

7.2    State Law. The Plan is established under, and will be construed according to, the laws of the State of New Hampshire.

7.3    Severability and Interpretation of Provisions. In the event that any of the provisions of this Plan or portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any legislation adopted by any government body having jurisdiction over the Bank would be retroactively applied to invalidate this Plan or any provision hereof or cause the benefits hereunder to be taxable, then: (i) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (ii) the validity and enforceability of the remaining provisions will not be affected thereby. In the event that the intent of any provision shall need to be construed in any manner to avoid taxability, such construction shall be made by the Plan Administrator in a manner that would manifest to the maximum extent possible the original meaning of such provisions.

7.4    Incapacity of Recipient. In the event the Director is declared incompetent and a conservator or other person legally charged with the care of his person or estate is appointed, any benefits under the Plan to which such Director is entitled shall be paid to such conservator or other person legally charged with the care of his person or estate.

7.5     Unclaimed Benefit. The Director shall keep the Bank informed of his current address and the current address of his Beneficiaries. If the location of the Director is not made known to the Bank within three (3) years after the date on which any payment of the benefit may first be made, payment may be made as though the Director had died at the end of the three (3) year period to the extent permitted under Section 409A of the Code.

7.6    Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Bank, or as a member of the Board of Directors shall be personally liable to the Director or any other person for any claim, loss, liability or expense incurred in connection with this Plan.

7.7    Gender. Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

7.8    Effect on Other Corporate Benefit Plans. Nothing contained in this Plan shall affect the right of the Director to participate in or be covered by any qualified or nonqualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank’s existing or future compensation structure.

7.9     Inurement. This Plan shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and the Director, his successors, heirs, executors, administrators, and Beneficiaries.

7.10    Source of Payments. All payments provided in this Plan shall be timely paid in cash or check from the general funds of the Bank or the assets of a rabbi trust established with respect to the Plan.

7.11    Code Section 409A Taxes. This Plan shall permit the acceleration of the time or schedule of a payment to pay any taxes that may become due at any time that this Plan fails to meet the requirements of Section 409A of the Code and the regulations and other guidance promulgated thereunder. Such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

7.12     Headings. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

7.13    Acceleration of Payments. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Section 402(g)(1)(B)) of the Code; (v) in the case of certain distributions to avoid a non-allocation year under Section 409(p) of the Code; (vi) to apply certain offsets in satisfaction of a debt of the Director to the Bank; (vii) in satisfaction of certain bona fide disputes between the Director and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

7.14    12 U.S.C. § 1828(k). Notwithstanding anything herein contained to the contrary, any payments to the Director are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

7.15    Assignability. No compensation accrued or payable by virtue of the terms of this Plan shall be assignable or transferable by any Director or any Beneficiary, neither of whom shall have any right to anticipate, hypothecate, assign or transfer any rights hereunder except to a trust established by the Director for the benefit of the Director or his/her Beneficiary.

7.16    Bank Assets. Title to and beneficial ownership of any assets, which the Bank may earmark to pay the deferred compensation hereunder, shall at all times remain in the Bank. The Director and his/her designated Beneficiary shall not have any property interest whatsoever in any specific assets of the Bank.

7.17    Unsecured Creditor. The Director’s interest in his deferred compensation (including interest thereon) is limited to the right to receive payments under the Plan, and the Director’s position is that of a general unsecured creditor of the Bank.

EXHIBIT A

FEDERAL SAVINGS BANK

DEFERRED DIRECTORS FEE PLAN

INITIAL DEFERRAL ELECTION FORM WITH DISTRIBUTION OPTIONS

Instructions: Use this form to elect to defer receipt of the director or committee fees that are ordinarily payable to you during the year as such fees are earned, and to designate how you wish to receive your benefits from the Federal Savings Bank Deferred Directors Fee Plan (the “Plan”).

Individuals who first participate in the Plan during a Plan Year must complete this form within 30 days after the date that he or she became eligible to participate in the Plan, otherwise such election will apply to the Plan Year immediately following the Plan Year in which you became eligible to participate in the Plan.

Any capitalized terms used in this Initial Deferral Election Form but not otherwise defined herein shall have the meanings set forth in the Plan.

ELECTION TO DEFER

Pursuant to the provisions of the Plan, I understand that I may make an irrevocable election to defer the receipt of board fees due to me during calendar year 20    . Accordingly, I hereby make an irrevocable election to defer          % of my board fees and/or         % of my committee fees due to me during calendar year 20    . I understand that once elected, I may not change my election to defer such board fees and/or any retainer due to me during calendar year 20    . Such deferrals shall renew annually unless changed by me at least fifteen (15) days prior to January 1 of any year under the Plan, such changes to be effective beginning that January 1. I understand and agree that my deferral election applies only to compensation attributable to services I have not yet performed.

Name of Director (Print Name):

Date of Commencement of Deferral of Compensation:

I understand that my election to defer receipt of director fees shall continue for subsequent years in accordance with this Initial Deferral Election Form with Distribution Options until such time as I submit a “Notice of Adjustment of Deferral” (Exhibit B hereto) to the administrator at least fifteen (15) days prior to January 1 of any year under the Plan. The adjustment will only take effect January 1 of the calendar year following the year in which it is executed. A Notice of Adjustment of Deferral can be used to adjust the amount of board fees and/or committee fees to be deferred or to discontinue deferrals altogether.

DISTRIBUTION ELECTION OPTIONS

I understand and agree that my benefits shall be paid at the time and in the manner that I select below, and that such election shall be irrevocable, unless it is modified in accordance with the terms of the Plan. I also understand and agree that if I fail to select a time and form of benefit payment, I will be deemed to have elected for my benefits to be distributed in a lump sum within 30 days after my Separation from Service.

Please Select either (A) or (B) below:

❒	(A) Separation from Service Election

I hereby elect to receive (or begin to receive) my benefits within 30 days of my Separate from Services, in the following form: (check one):

           lump sum distribution

           substantially equal annual installments over a period of:

       five years

       ten years

❒	(B) Specified Date Election

I hereby elect to receive (or begin to receive) my benefits, beginning within 30 days of the date I attain age     , in the following form (check one):

           lump sum distribution

           substantially equal annual installments over a period of:

       five years

       ten years

❒	(C) Change in Control Election

I hereby elect to receive my benefits in a lump sum (regardless of the elections made above) if a Change in Control occurs followed by my Separation from Service within two (2) years of the Change in Control.

           yes, I hereby make such election

The undersigned Director of Federal Savings Bank does hereby elect to defer compensation earned by the undersigned after the date hereof to the extent above indicated, pursuant to the Federal Savings Bank Deferred Directors Fee Plan. The undersigned acknowledges that this election is irrevocable with respect to compensation earned and deferred prior to the date of any such revocation, but it is revocable with respect to compensation to be earned in any succeeding calendar year, in accordance with Section 2.3 of the Plan.

Dated this                    day of                                 , 20    .

ATTEST:

Corporate Secretary	Director

Chairman

2

EXHIBIT B

FEDERAL SAVINGS BANK

DEFERRED DIRECTORS FEE PLAN

NOTICE OF ADJUSTMENT OF DEFERRAL

The undersigned Director of Federal Savings Bank does hereby elect to adjust the deferral of compensation under the Federal Savings Bank Deferred Directors Fee Plan. The undersigned acknowledges that this election is only revocable with respect to compensation earned after the date of this notice of revocation.

Adjust deferral as of:	January 1st, 20

Previous Deferral Amount	per month

New Deferral Amount	per month
(to discontinue deferral, enter $0)

Dated this day of , 20 .

ATTEST:

Corporate Secretary	Director

Chairman

EXHIBIT C

FEDERAL SAVINGS BANK

DEFERRED DIRECTORS FEE PLAN

BENEFICIARY DESIGNATION

The Director, under the terms of the Federal Savings Bank Deferred Directors Fee Plan, hereby designates the following Beneficiary to receive any payments or death benefits under such Plan, following his death:

Beneficiary Designation

Beneficiary Designation in the event Director is deceased: Name and Relationship (If more than one, indicate shares for each; otherwise, paid equally.)

Contingent or Secondary Beneficiary Designation: Name and Relationship (Applicable if all the designated beneficiaries above are not living at the time of death of the Director. If more than one, indicate shares for each; otherwise, paid equally.)

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect and this Beneficiary Designation is revocable.

Date	Director